Exhibit 10.08

FINANCIAL PUBLIC RELATIONS
LETTER OF AGREEMENT
FOR
TONIX Pharmaceuticals, Inc.

We are pleased that you have retained Porter, LeVay and Rose, Inc. (“PLR”) as public relations advisors for TONIX PHARMACEUTICALS, INC., a Delaware corporation (the “Company”).  This letter describes the terms of our engagement, effective as of August 1, 2011 (the “Agreement”).

1.           SERVICES. In consideration of the fees set forth below, PLR will, on behalf of the Company, (i) create, prepare and disseminate information and written material, (ii) contact editors, consumers, businesses, and financial and trade media and (iii) perform such other duties as are usually performed by public relations advisors. PLR will also create, prepare, and disseminate information and written material, write or edit press releases, review draft copies of the Company’s annual report, review existing slide presentations, prepare speeches, arrange for financial community meetings and maintain contact with members of the financial community.  Additional services shall be available on a per-project basis relating to industry trade shows, special events, satellite tours or press conferences as are mutually decided by the parties to this Agreement.

2.           FEES.  During the Term of this Agreement, PLR will be entitled to a fee of Twelve Thousand Dollars ($12,000) per month payable on the first day of each month.  An additional fee of Six Hundred Seventy-Five Dollars ($675) per day will be charged for all business conferences and meetings where the Company has the exclusive attention and use of PLR personnel.  The first payment pursuant to this Agreement shall be due and payable on or before August 1, 2011.  All fees paid pursuant to this Agreement are non-refundable.

The Company shall be responsible for all reasonable, prior approved, out-of-pocket expenses incurred by PLR on its behalf.  The following expenses will be calculated at PLR’s net cost plus a standard agency service fee of 18%:  art work, production printing, production photography, advertising, mailings and sales presentations.  For all other expenses incurred on the Company’s behalf, PLR will bill the Company at its net cost with no additional markup.

All payments are due upon receipt of invoice.  PLR may, in its sole discretion, charge interest of 1.5% per month (18% per year) on any amount due that is not paid within thirty (30) days of the date of invoice.  PLR, in its sole discretion, may suspend all services provided under this agreement if any invoice remains unpaid within sixty (60) days of the date of the invoice and upon 10 days prior written notice to the Company of PLR’s intent to suspend services.  PLR will resume services upon satisfaction of all amounts outstanding.

3.           TERM.  It is understood that this Agreement shall be in effect as of August 1, 2011 and continue on a month-to-month basis until terminated by either party with fifteen (15) days prior written notice (the “Term”).

4.           RELIANCE ON INFORMATION.  It is understood that as the public relations advisors for the Company, PLR must at all times rely upon the Company, its officers, directors and employees, as to the accuracy and completeness of information and material furnished to PLR by any of them.  In connection with PLR’s activities on behalf of the Company, the Company agrees to cooperate with PLR and to furnish it with information and data that it deems appropriate and will provide PLR with reasonable access to its officers, directors, employees as appropriate.  The Company represents and warrants that all information provided to PLR during the Term shall be, to the best of the Company’s knowledge, complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.

5.           CONFIDENTIALITY.  All of the Company’s information provided to PLR pursuant to this Agreement (the “Confidential Information”) is confidential and PLR shall not disclose any Confidential Information to any person, except members of PLR’s professional staff who are involved in this engagement and PLR’s outside counsel.  Notwithstanding the foregoing, the confidentiality obligations of this Section 5 do not apply to any Confidential Information that: (i) is known by PLR prior to its engagement hereunder without an obligation of confidentiality, (ii) is otherwise publicly available or known to the public through no fault of PLR, (iii) is or becomes lawfully available to PLR from a source other than the Company who has a lawful right to make such disclosure without breach of this Agreement or otherwise in violation of the Company’s rights or (iv) is required to be disclosed by PLR by court order or similar process, upon prior written notice to the Company.  If this Agreement is terminated for any reason and under any circumstances, PLR shall continue to hold all of the Confidential Information as confidential and will not use, disclose or communicate any of it to any persons for any reason whatsoever without the prior written consent of the Company.

6.           INDEMNIFICATION.  It is PLR’s custom to receive indemnification from customers in connection with its services as a public relations advisor.  Accordingly, the Company agrees to provide the indemnification set forth in Exhibit A hereto.

7.           ASSIGNMENT.  The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the Indemnified Parties (as defined in Exhibit A) hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.  This Agreement may not be assigned by any party hereto without the prior written approval of the other party hereto.  Any purported assignment in violation of the provisions of this Section 7 shall be null and void ab initio.

8.           MISCELLANEOUS.

(a)  PLR acknowledges and agrees that any and all work product (which includes intellectual property), including, without limitation, all artwork, photography, advertising, designs, presentations and other materials developed and/or created by PLR in the course of performing its services pursuant to the terms of this Agreement shall be deemed “works for hire” and shall be the sole and exclusive property of the Company and PLR hereby assigns to the Company all of its rights, title and interest in and to any such work product.  PLR further agrees that the Company shall have the sole and exclusive right to use, reproduce, patent and/or copyright any such work product and PLR agrees to execute any and all documents reasonably requested by the Company to evidence the Company’s sole and exclusive ownership of such work product.

(b)  If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

(c)  This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein.  No alteration, waiver, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing and signed by a duly authorized representative of each party.

(d)  Each party has all requisite corporate power and authority to enter into this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly authorized by all necessary corporate action on the part of each party and has been duly executed and delivered by each party and constitutes a legal, valid and binding agreement of each party, enforceable in accordance with its terms.

(e)           PLR shall provide its services pursuant to the terms of this Agreement in a competent, efficient and diligent manner consistent with industry standards for public relations advisors.

(f)           In addition to any other remedy available at law, in equity or under this Agreement, in the event of a breach or threatened breach of Section 5, the Company will be entitled to injunctive relief without the necessity of posting bond or other security.

(g)           Any notice required to be sent under this Agreement shall not be deemed given unless set forth in writing and (a) hand-delivered, (b) sent by overnight courier service or (c) mailed by certified mail, return receipt requested, to the address of the receiving party set forth herein, or such other address as may hereafter be specified in writing.  Notices shall be effective (i) upon delivery if hand delivered, (ii) on the next business day if sent by overnight courier or (iii) three (3) days after mailing if sent by certified mail.
(h)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of law principles thereof.  The parties consent to the jurisdiction of the courts of the State of New York.
(i)  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in multiple counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.
Please indicate your approval of this Agreement by signing the original copy of this letter and returning it for our files.  We look forward to working with you.

PORTER, LE VAY & ROSE, INC.

BY: /s/ MICHAEL J.PORTER	DATE: July 28, 2011
Michael J. Porter
President

Address: Seven Penn Plaza, Suite 810	New York, NY 1001

Accepted and agreed to as of the date first written below:

TONIX Pharmaceuticals, Inc.

By: /s/ SETH LEDERMAN Seth Lederman, MD President & Chairman	DATE: July 28, 2011

Address: 509 Madison Avenue, Suite 306
New York, NY 10022

Exhibit A

Indemnification

(a)  The Company agrees to indemnify PLR and its affiliates and their respective members, directors, officers, employees, agents and controlling persons (PLR and each such person being an “Indemnified Party”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, expenses and liabilities (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, investigation or proceeding), to which such Indemnified Party may become subject under any applicable federal or state law or otherwise, and related to or arising out of the engagement of PLR pursuant to, and its performance of the services contemplated by, this Agreement.  Upon written request, the Company will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company.  The Company will not be liable under the foregoing indemnification provisions to the extent that any loss, claim, damage or liability is finally determined by a court of competent jurisdiction to have resulted from an Indemnified Party's bad faith, willful misconduct or negligence.

(b)  If any action, claim or proceeding shall be brought or asserted against any Indemnified Party with respect to which indemnity may be sought hereunder, the Company shall assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party shall have the right to employ separate counsel if (i) the Company shall have failed promptly to assume the defense of such action, claim or proceeding with counsel reasonably satisfactory to such Indemnified Party, (ii) the representation of such Indemnified Party by legal counsel selected by the Company would be inappropriate due to an actual or potential conflict of interest, or (iii) such Indemnified Party shall have been advised by counsel that there are legal defenses available to such Indemnified Party which are different from or in addition to those available to the Customer.  In the event that such Indemnified Party so elects to employ separate counsel, the Company shall not, in connection with any such action, claim or proceeding, be liable for the fees and expenses of more than one separate firm of attorneys at any time representing such Indemnified Party or Parties (together with any local counsel).  The Company shall not be liable for any settlement of any such action or proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if any action or proceeding is settled with its written consent, or there shall be a judgment against an Indemnified Party in any such action or proceeding and the Indemnified Party is entitled to be indemnified pursuant to paragraph 6(a) hereof, the Company agrees to indemnify and hold harmless such Indemnified Party from and against any loss, claim, damage or liability by reason of such settlement or judgment.  The Company agrees that, without PLR’s prior written consent, which shall not be unreasonably withheld or delayed, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Agreement (whether or not PLR or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding, or such settlement, compromise or consent, expressly states that neither the existence of such settlement, compromise or consent, nor the terms thereof may be used in any manner in any litigation involving an Indemnified Party.

#####

4